Raytheon Company
[Raytheon Company logo]                           Corporate Communications
                                                         141 Spring Street
                                                       Lexington, MA 02421
                                                   http://www.raytheon.com

                                             NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Amy Hosmer
781.860.2423

RAYTHEON COMPLETES RECLASSIFICATION OF CLASS A AND CLASS B SHARES AND REVERSE-FORWARD STOCK SPLIT; TRADING UNDER NEW TICKER SYMBOL, RTN, EXPECTED TO BEGIN ON MAY 15, 2001

      LEXINGTON, Mass., (May 14, 2001) - Raytheon Company (NYSE: RTNA, RTNB) announced today that it completed the reclassification of its Class A and Class B common stock into a single class of new common stock. Trading in the new common stock is expected to begin on May 15, 2001 on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol RTN.
      Raytheon shareholders approved both the reclassification and a reverse-forward stock split at the company's annual meeting on April 25, 2001.

      Stockholders with share certificates representing Class A or Class B common stock will need to complete and return a letter of transmittal along with their share certificates, in order to receive their new common stock certificates. Registered stockholders holding their shares in book entry form do not need to take any action in connection with the reclassification.

      Raytheon also completed a reverse stock split followed immediately by a forward stock split of its common stock. As a result of this transaction, Raytheon cashed-out stockholders who held fewer than 20 shares as of the close of business on May 14, 2001. These stockholders will receive cash for any fractional shares they held in such accounts after the reverse split.

      The company has arranged for the sale of the shares formerly held by these shareholders through an independent agent in open market transactions and will distribute the proceeds to cashed-out shareholders. The transaction will have no effect on stockholders holding 20 or more shares in their accounts prior to the close of business on May 14, 2001. Raytheon expects significantly reduced shareholder record-keeping and mailing expenses as a result of this transaction.


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       Registered stockholders holding their cashed-out shares in book entry form do not need to take any action to receive their checks from the company. Stockholders with share certificates representing their cashed-out stock will need to complete and return a letter of transmittal along with their share certificates to receive their checks. The company will begin mailing checks to such stockholders after the completion of the sale of the shares.
      With headquarters in Lexington, Mass., Raytheon Company is a global technology leader in defense, government and commercial electronics, and business and special mission aircraft.

Forward-looking statements:
---------------------------
Certain statements made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company's future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "estimate," "intend," or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Important factors that could cause actual results to differ include, but are not limited to: risks associated with implementing the reclassification and the reverse/forward stock split.

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